EXHIBIT 99

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]




Board of Directors
Denbury Resources Inc.
17304 Preston Road, Suite 200
Dallas, Texas  75252

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Denbury Resources Inc. (Denbury) as Exhibit A to the Proxy Statement/Prospectus of Denbury. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are experts for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                              By: /s/ Credit Suisse First Boston Corporation
                                  CREDIT SUISSE FIRST BOSTON CORPORATION





New York, New York
December 23, 1998


                                      -1-